Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

For Immediate Release:

December 26, 2017
News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bank To Provide Employees with $750 Bonuses in Response to Federal Tax Reform Legislation

CLINTON, N.J. (December 26, 2017) - In response to Congressional approval of tax reform legislation, Unity Bancorp, Inc. (NASDAQ:UNTY), parent company of Unity Bank, announced today that its Board of Directors has elected to provide all employees excluding executive management with a one-time $750 bonus.

“The bank’s Board and executive management felt strongly that the anticipated benefit of the corporate tax rate reduction should be shared with our employees,” said Unity Bank President & CEO James A. Hughes. “Unity’s employees constantly demonstrate their commitment to our customers and the community, not only in their work responsibilities, but by donating their personal time and resources to benefit those in need. We foster an entrepreneurial culture at Unity where the employees and bank can grow together and this decision fits perfectly with that philosophy.”

The corporate tax rate in the recently passed legislation will drop from 35% to 21%. Unity Bank intends to pay the bonuses to its approximately 200 employees in January.
About Unity Bancorp, Inc.
Unity Bancorp, Inc. (NASDAQ:UNTY), the parent company of Unity Bank, its primary and wholly owned subsidiary, is a financial services organization headquartered in Clinton, N.J. Unity Bank provides financial services to businesses and consumers at 18 branches throughout New Jersey and the Lehigh Valley, Pennsylvania. Unity Bank provides community-oriented commercial banking services, including deposit accounts, loans, online and mobile services. For more information, please visit www.unitybank.com or call 800-618-BANK (800-618-2265).

MEDIA CONTACT:
Fred Feiner
Yankee Public Relations
908-425-4878
fred@yankeepr.com